Exhibit 4.32

1ST ADDENDUM TO

SUPPLY AND DISTRIBUTION AGREEMENT

This 1st Addendum to the Supply & Distribution Agreement signed by and between Kamada Ltd., ("Kamada") and Kedrion S.p.A., ("Kedrion") on 18 July, 2011 (the "Agreement") is entered into this 15th day of October 2016.

WHEREAS:

A.
According to the Agreement, if a phase IV Clinical Trial and/or a post marketing commitment study (collectively, the "Activities") is required by the FDA, Kedrion and Kamada shall equally bear any costs of such Activities and Kedrion shall conduct the phase IV Clinical Trial and the post marketing commitment study, if such Activities are required; and

B.
based on the FDA's instractions, the Parties agree to to conduct an Open-label Post-marketing Study of KamRAB Administered as a Single Dose with Active Rabies Vaccine in Children Exposed to Rabies (KamRAB-004) (the "Study"); and

C.	the Parties wish to specifically define the cost sharing mechnism which shall apply to the Study.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.
Any and all 3rd party costs and other direct costs related to the conduct of the Study, including, without limitation, payment to the CRO and to the sites, fees to be paid to regulatory authorities and any similar expenses, shall be paid to such 3rd parties by Kamada, and Kedrion shall pay Kamada 50% of such payments within [*****] following receipt of applicable invoice, accompanied with the proper documentation. Payments not received by Kamada when due are subject to a late payment charge at a rate per annum equal to [*****], in accordance with Section 6.3 of the Agreement.

2.	Any internal expenses incurred by either Party, such as cost of either Party's personnel involved in the Study and any related expenses, will be borne by such Party and will not be.

3.	In addition, Kedrion shall pay Kamada [*****] for the purpose of the Study.

4.	Except where expressly defined herein, the terms written in capital letters or with capital initial letter in this 1st Addendum shall have the same meaning set forth in the Agreement.

5.	All the other clauses of the Agreement remain unchanged and in full validity between the Parties.

Kedrion – Kamada – 1st Addendum to Supply and Distribution Agreement	Page 1

IN WITNESS WHEREOF, the Parties have caused this 1st Amendment to be executed by their duly authorized representatives, effective on this date first set forth above.

Kamada Ltd. By: _____________________________________________ Signature	Kedrion S.p.A. By: _____________________________________________ Signature

Name: Amir London	Name: ___________________________________________

Title: CEO	Title: ____________________________________________

By: _____________________________________________ Signature

Name: Gil Efron

Title: Deputy CEO and CFO

Date: ____________________________________________

Kedrion – Kamada – 1st Addendum to Supply and Distribution Agreement	Page 2